SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”), is made effective as of the 6th day of October, 2006, by TEACHERS CONCOURSE, LLC, a Delaware limited liability company, successor in interest to Concourse I, Ltd. (as “Landlord”), and SIMMONS BEDDING COMPANY, a Delaware corporation, formerly known as Simmons Company (as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated as of April 20, 2000, as amended by that certain First Amendment to Lease, dated July 20, 2000 (as amended, the “Lease”), for approximately 37,360 rentable square feet of space known as Suite 800 and approximately 11,685 rentable square feet of space known as Suite 770, for a total of approximately 49,045 rentable square of space (the “Premises”) in that certain building known as Concourse Corporate Center I (the “Building”), as such space is more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to exercise Tenant’s right of first offer for the First Offer Space (as defined below), thereby expanding the Premises, and for the other purposes herein set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

1. Defined Terms. All capitalized terms not defined in this Second Amendment shall have the same meaning as set forth in the Lease.

2. Exercise of Right of First Offer. From and after the earlier to occur of (i) the date the Tenant Improvements have been Substantially Complete for the First Offer Space (as hereinafter defined) or the date the Tenant Improvements would have been Substantially Complete in the absence of Tenant Delay, or (ii) the date Tenant occupies the First Offer Space or any portion thereof for the purpose of conducting business therefrom (the “Expansion Date”), the Premises shall be expanded to include an additional 8,946 rentable square feet of space, currently known as Suite 700 (the “First Offer Space”) for a total of approximately 57,991 rentable square feet of space, which for all purposes of the Lease, shall constitute the Premises. As of the Expansion Date, Exhibit “A” to the Lease shall be supplemented by Exhibit “A-1” attached hereto.

3. Monthly Rental. As of the Expansion Date, Section 2(a) of the Lease shall be deleted in its entirety and replaced by the following:

“(a) Tenant shall pay to Landlord at the address of Landlord indicated herein, or at such other place Landlord designates without demand, deduction or setoff, “Monthly Rental” in advance the amounts set forth below:

Period	Monthly Rental Per Rentable Square Foot	Annual Rental (Annualized Basis)	Monthly Rental
Expansion Date - 9/30/07	$28.13	$1,631,286.80	$135,940.56
10/1/07 - 9/30/08	$29.42	$1,706,095.20	$142,174.60
10/1/08 - 9/30/09	$30.78	$1,784,962.90	$148,746.90
10/1/09 - 9/30/10	$32.19	$1,866,730.20	$155,560.85
10/1/10 - 9/30/11	$33.67	$1,952,556.90	$162,713.07

4. First Offer Allowance. Landlord shall provide Tenant with a First Offer Allowance equal to $103,362.30 ($11.55 per rentable square foot in the First Offer Space). Tenant shall apply such First Offer Allowance to the cost of updating the First Offer Space; provided, however, the First Offer Allowance shall not apply to any of the improvement work in the First Offer Space described in Exhibit “C-1” attached hereto (“Landlord’s Work”), as Landlord’s Work shall be completed at Landlord’s sole cost and expense. The provisions to Exhibit “C” to the Lease, as applicable to such update work, shall apply with respect to all improvements in the First Offer Space, except as expressly modified herein. Tenant shall pay Landlord promptly within thirty (30) days of being invoiced for the cost of any such improvements, excluding the cost of Landlord’s Work, less the amount of such First Offer Allowance, provided Landlord submits its invoice to Tenant on or before the tenth (10th) day of the month; otherwise, Tenant shall reimburse Landlord no later than fifty (50) calendar days following its receipt of Landlord’s invoice.

5. Modifications to Exhibit "C" to Lease.

(i) Definitions. The following definitions in Article I of Exhibit "C" to the Lease shall be modified as follows:

(a) The term "First Offer Space" shall be substituted for the term "Premises" wherever "Premises" is used in Exhibit "C" to the Lease.

(b) The defined term "Ceiling Allowance" shall be deleted from Article I of Exhibit "C" to the Lease and throughout Exhibit "C" wherever used.

(c) The following definition shall be substituted for the definition of "Landlord's Architect" in Article I of Exhibit "C" to the Lease:

"Landlord's Architect shall mean Veenendaal-Cave."

(d)   The following definition shall be substituted for the definition of "Tenant's Architect" in Article I of Exhibit "C" to the Lease:

"Tenant's Architect shall mean Veenendaal Cave."

(e)  The following definition shall be substituted for the definition of "Tenant Improvement Allowance" in Article I of Exhibit "C" to the Lease:

"Tenant Improvement Allowance shall mean Eleven and 55/100 Dollars ($11.55) multiplied by the rentable square feet in the First Offer Space."

(ii) Construction Schedule For First Offer Space. The following shall be substituted for Subparagraphs 1 - 9 of Section 2.01 of Exhibit "C" to the Lease, thereby replacing and superseding Subparagraphs 1 - 7 of Section 6 of the First Amendment:

"1.	As soon as reasonably possible (but in no event later than ten (10) days following full execution of this Second Amendment) Tenant shall provide to Landlord the Tenant Space Plans.

2.	By the end of the fifth (5th) full Working Day after receipt of the Tenant Space Plans, Landlord shall review and provide detailed comments to such Tenant Space Plans.

3.
By the end of the third (3rd) full Working Day after receipt of Landlord's comments to the Tenant Space Plans, Tenant's Architect shall resubmit to Landlord the Tenant Space Plans with such changes or information as requested by Landlord.

4.	This process described in Section 2.01(2) and (3) shall continue until Landlord has satisfied itself that such proposed Tenant Space Plans are acceptable.

5.	Within twenty (20) Working Days after final approval of the Tenant Space Plans, Tenant's Architect shall prepare and deliver to Landlord the prepared Tenant Improvement Construction Documents.

6.
By the end of the fifth (5th) full Working Day after receipt of the Tenant Improvement Construction Documents, Landlord shall review and resubmit the same to Tenant's Architect, either with Landlord's consent or comments thereto.

7.
By the end of the fifth (5th) full Working Day after receipt of Landlord's comments to the Tenant Improvement Construction Documents, Tenant's Architect shall resubmit to Landlord the Tenant Improvement Construction Documents with such changes or information as requested by Landlord.

8.
The process described in Section 2.01(5), (6) and (7) shall continue until final approval by Landlord and Tenant and such documents shall constitute the final Tenant Improvement Construction Documents.

9.    Any approval or consent by Landlord of any items submitted by Tenant to and/or reviewed by Landlord pursuant to this Work Letter shall be deemed to be strictly limited to an acknowledgement of approval or consent by Landlord thereto and shall not imply or be deemed to imply any representation or warranty by Landlord that the design is safe or structurally sound or will comply with any legal or governmental requirements. Any deficiency, mistake or error in design (expressly excluding the engineering drawings), although the same has the consent or approval of Landlord, shall be the sole responsibility of Tenant, and Tenant shall be liable for all costs and expenses which may be incurred and all delays suffered in connection with or resulting from any such deficiency, mistake or error in design."

(iii) Tenant's Agent. Bill Smith shall be replaced by Robert Worthen and Richard Gawlik, collectively, as Tenant's authorized representative, as described in Section 6.01 of Exhibit "C" to the Lease, for all purposes under Exhibit "C" to the Lease.

6. Tenant’s Early Termination Right. Landlord and Tenant hereby acknowledge and agree that the Tenant's option to terminate the Lease early, which is set forth in Section 6 of the Special Stipulations, Exhibit "F" to the Lease, shall be applicable to the First Offer Space as well as to the original Premises. Furthermore, the parties hereby agree that the termination fee due upon any election by Tenant to terminate Tenant's lease of the First Offer Space pursuant to such option to terminate shall be equal to (i) $60,073.24 in the event Tenant elects to terminate the Lease on or by September 9, 2008, or (ii) $42,197.21 in the event Tenant elects to terminate the Lease on or by September 9, 2009, or (iii) $22,252.59 in the event Tenant elects to terminate the Lease on or by September 9, 2010.

7. Notices and Payment of Rent.

Landlord has as its address for purposes of notice:

Teachers Concourse, LLC
c/o Cousins Properties Services LP
Five Concourse Parkway
Suite 1200
Atlanta, Georgia 30328-6111

Tenant shall pay Rent to Landlord at the following address:

P.O. Box 402852
Atlanta, Georgia 30384-2852

8. Patriot Act. Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease.

9. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto. In the event of a conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

Simmons - First Amendment - 8.9.06

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day, month and year first above written.

LANDLORD:

TEACHERS CONCOURSE, LLC,
a Delaware limited liability company,
successor in interest to Concourse I, Ltd.

By:    /s/ Elizabeth Andress
     Elizabeth Andress
Its:    Assistant Secretary

TENANT:

SIMMONS BEDDING COMPANY,
a Delaware corporation,
formerly known as Simmons Company

By:     /s/ Kristen K. McGuffey
          Kristen K. McGuffey
Its:     Senior Vice President and General Counsel

By:     /s/ William S. Creekmuir
   William S. Creekmuir
Its:     Executive Vice President and Chief Financial Officer

Simmons - First Amendment - 8.9.06

Exhibit “A-1”

Space Plan of 8,946 RSF First Offer Space

[Missing Graphic Reference]

Simmons - First Amendment - 8.9.06

Exhibit “C-1”

Landlord’s Work

Landlord, at Landlord’s cost, will perform the following work in the First Offer Space.

1.	Demolition and removal of the existing ceiling tile, HVAC supply/ return grilles, light fixtures, fire alarm components, and other non standard ceiling components.
2.	Modify the existing 2’x 4’ ceiling grid to the building standard 2’x 2’ ceiling grid throughout.
3.	Install and connect new building standard parabolic fluorescent light fixtures throughout.
4.	Install and connect new HVAC supply/ return grilles throughout.
5.	Supply new building standard 2’ x 2’ ceiling tile delivered to the First Offer Space.
6.	Demolition and removal of the preaction fire protection riser and related components in the new IDF room # 715.
7.	Demolition and removal of the following items in the new Open Area # 714 (previous tenant’s data center).
a.	Supplemental HVAC equipment.
b.	UPS equipment.
c.	Electrical panels, transformer, and electrical wiring serving the previous data center equipment.
d.	Alarm system.
e.	Walls, door, telephone backboard, phone/ data wiring, and other equipment comprising the existing data center electrical room.
f.	Raised floor, glass partition walls, doors, and other related non standard building components.
g.	All phone and data wiring throughout.
h.	All non standard fire protection components.